UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2014

Preferred Apartment Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34995	27-1712193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3625 Cumberland Boulevard, Suite 1150, Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 818-4100

_____________________ (Former name or former address, if changed since last report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2014, the Preferred Apartment Communities, Inc.'s (the "Company") Board of Directors (the "Board") increased its size from eight to nine members, effective September 1, 2014, and appointed Joel T. Murphy, to the Board, effective September 1, 2014 to serve until the next annual meeting of the Company's stockholders in 2015 and until his successor is duly elected and qualified, or upon the earlier of his death, resignation or removal. Mr. Murphy will not be appointed to any Board committee Mr. Murphy was also appointed to serve as the President and Chief Executive Officer of New Market Properties, LLC ("New Market"), a wholly owned subsidiary of Preferred Apartment Communities Operating Partnership, L.P. ("PAC-OP"), the Company's operating partnership, effective September 1, 2014.

Mr. Murphy has over 25 years of experience as an executive officer, principal and advisor in retail and multifamily projects, portfolios and investments. From January 2009 to the present, Mr. Murphy has served as Chief Executive Officer of Murphy Capital and Advisory Group LLC; from May 2010 to the present, as Managing Partner of Paces Andrews Associates; from January 2011 to December 31, 2013, as Principal of Iron Tree Capital LLC; and from August 2012 to July 31, 2014, as Chief Executive Officer of Iron Tree Retail LLC. From 1992 to 1995, Mr. Murphy served as the Director of Development of Cousins Properties Incorporated, an Atlanta-based REIT (NYSE: CUZ), and from 1995 to 2008, he served as President of the Retail Division of Cousins Properties Incorporated, as well as a member of its investment committee. From 1988 to 1992, he was a Partner at New Market Development Company, Ltd., a shopping center management and development company, which owned and managed retail properties primarily in the Mid‐Atlantic and Southeast regions and Texas. Mr. Murphy also currently serves on the board of directors of The Orvis Company and serves, and has served, on many other boards of directors and related committees.

The Company believes that Mr. Murphy's record of success in real estate, specifically his extensive experience in retail, and his board experience qualifies him to serve as a director of the Company.

There are no arrangements or understandings between Mr. Murphy and any other persons pursuant to which Mr. Murphy was named a director of the Company. Mr. Murphy does not have any family relationship with any of the Company's directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer.

As of August 1, 2014 and July 29, 2014, PAC-OP and wholly-owned subsidiaries of New Market entered into purchase agreements to acquire an aggregate of nine grocery-anchored necessity retail shopping centers with an aggregate of approximately 641,000 rentable square feet located in the Miami, Orlando and Tampa, FL, Atlanta and Columbus, GA, Charleston, SC, Nashville, TN, and Houston, TX areas for an aggregate purchase price of approximately $125.2 million (the "Retail

Acquisitions"). In connection with the closing of the Retail Acquisitions, Mr. Murphy will receive an aggregate acquisition fee of approximately $657,000.

Since Mr. Murphy will be an officer of New Market, he will not be independent and therefore will receive no compensation for his service as a director consistent with the Company's current policies.

In accordance with the Company's customary practice, the Company intends to enter into its standard form of indemnification agreement with Mr. Murphy, which will require the Company to indemnify him against certain liabilities that may arise as a result of his status or service as a director of the Company. This description of Mr. Murphy's indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2014 as Exhibit 10.5.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFERRED APARTMENT COMMUNITIES, INC. (Registrant)

Date: August 13, 2014	By:	/s/ Jeffrey R. Sprain
Jeffrey R. Sprain
General Counsel and Secretary